New York Mortgage Trust Reports Third Quarter 2004 Results

NEW YORK, NY - November 9, 2004 - New York Mortgage Trust, Inc. (NYSE: NTR), a self-advised residential mortgage finance company, today reported results for the third quarter ended September 30, 2004. Highlights included:

  Net income of $2.5 million, or $0.14 per share, for the third quarter
  Acquisition of approximately $1.2 billion of mortgage-backed securities
  Total assets of approximately $1.4 billion as of September 30, 2004
  Dividend of $0.16 per share, representing 98% of the REIT's distributable income, paid on October 26, 2004, to shareholders of record as of October 6, 2004
  Mortgage origination volume of approximately $415 million for the third quarter, 66% of which were for purchase mortgages and 52% of which were adjustable rate mortgages
  Following the end of the third quarter, NTR entered into a definitive agreement to acquire Guaranty Residential Mortgage Lending's (GRL) Northeast and Mid-Atlantic retail mortgage origination platform which will add 15 full service and 26 satellite retail mortgage banking branches and approximately 300 employees
  GRL branch acquisition includes a pipeline of approximately $300 million in locked and unlocked mortgage applications at a cost of $550,000, furniture, fixtures and equipment at a cost of approximately $760,000, and legal and other transaction fees at an approximate cost of $650,000 and assumption of office and equipment lease obligations totaling approximately $142,000 per month

Third Quarter Financial Highlights

For the quarter ended September 30, 2004, the Company reported total revenues of $16.3 million, net income of $2.5 million and net income per basic and diluted share of $0.14. Total common shares outstanding as of September 30, 2004 were 17,797,375. The Company's taxable REIT subsidiary had a net loss for the quarter of approximately $679,000 which was due, in large part, to forgone gains on sale associated with a cost-basis transfer of self originated loans to the REIT. The quarter ended September 30, 2004 was the first full quarter in which the Company operated as a public mortgage REIT and was also the period in which the Company commenced its AAA and Agency securities investment activities. As a result only current period financial performance is provided.

Steven Schnall, Chairman and Co-Chief Executive Officer, commented, "We continue to execute upon our business plan and we are pleased with the Company's overall operating and financial performance during this initial growth phase. During the quarter, we achieved solid mortgage loan origination volume of $415 million which keeps us on track with our 2003 record high volume, and we reached our targeted leverage of approximately ten times equity with the acquisition of approximately $1.2 billion of mortgage-backed securities."

Mr. Schnall added, "Focused on continuing our loan origination growth and positioning New York Mortgage Trust for increased profitability and enhanced shareholder value, we entered into a definitive agreement to acquire Guaranty Residential Lending's retail mortgage origination platform for the entire Northeast region and a portion of its Mid-Atlantic region. The total cost of the transaction will be approximately $1.3 million, the approximate fair value of assets acquired. This strategic acquisition will expand the reach of our franchise and overall market presence by adding 15 mortgage banking branches and 26 satellite offices in 9 states. We also expect to realize significant added value from this transaction as it includes an existing pipeline of approximately $300 million in mortgage applications. Looking ahead to 2005, this acquisition is expected to nearly double our retail mortgage production capabilities to approximately $3.5 billion and accelerates our ability to replace our initial $1.2 billion portfolio of mortgage-backed securities with self-originated loans."

Michael Wirth, Chief Financial Officer, added, "We are pleased that during our first full quarter of operations, we successfully and profitably commenced the implementation of our business plan - that of acquiring a portfolio of high credit quality residential mortgage-backed securities. As we continue to execute on our business plan - retaining and securitizing high credit quality adjustable rate mortgage loans from our existing and newly acquired retail mortgage origination branches, we are incurring atypical costs associated with both the acquisition and the expansion of our infrastructure to facilitate the additional loan production. We expect these up-front costs, such as amortization of the premium of the acquired pipeline of mortgage applications, legal and consulting fees and increased personnel, technology and other expenses associated with the increased capacity, to continue through the first quarter of 2005."

Mr. Wirth continued, "The building out of our portfolio helped us deliver solid revenue growth and realize positive earnings in our first full quarter as a public company, despite the increased expenses, and we are confident that our investments in new infrastructure and personnel will pay off. We anticipate continued positive impact on our earnings from the execution of our focused business strategy."

As of September 30, 2004, the Company's total assets were approximately $1.4 billion, including approximately $1.2 billion of residential mortgage-backed securities, $41.9 million of residential mortgage loans held for sale, $50.9 million due from loan purchasers and $28.6 million of advance fundings for pending loans to be closed. The Company, at September 30, 2004, had $1.2 billion outstanding under its various financing facilities.

A breakdown of the Company's loan originations for the 2004 third quarter follows:

	Number of Loans	Aggregate Principal Balance ($ in millions)	Percentage of Total Principal	Weighted Average Interest Rate	Average Principal Balance	Weighted Average
						LTV	FICO
ARM	692	$208.9	50.3%	5.06%	$301,875	70.7	718
Fixed-rate	639	145.7	35.1%	6.70%	228,034	71.0	714
Subtotal-non-FHA*	1,331	$354.6	85.4%	5.73%	266,425	70.8	716
FHA - ARM	52	6.8	1.6%	5.30%	130,770	92.4	598
FHA - fixed-rate	429	54.0	13.0%	6.32%	125,891	92.2	611
Subtotal - FHA	481	60.8	14.6%	6.21%	126,445	92.2	610
Total	1,812	$415.4	100.0%	5.80%	229,267	73.9	701

Purchase mortgages	1,019	$265.9	64.0%	5.78%	$260,933	73.4	725
Refinancings	312	88.7	21.4%	5.59%	284,360	63.1	691
Subtotal-non-FHA*	1,331	$354.6	85.4%	5.73%	266,425	70.8	716
FHA - purchase	54	8.7	2.1%	6.33%	161,110	94.5	635
FHA - refinancings	427	52.1	12.5%	6.19%	122,019	91.8	606
Subtotal - FHA	481	60.8	14.6%	6.21%	126,445	92.2	610
Total	1,812	$415.4	100.0%	5.80%	229,267	73.9	701

*In March the Company acquired eight origination branches from SIB Mortgage Corp., one of which originates only FHA Streamlined Refinance mortgages with low average balances. All loans from this branch are and will continue to be sold to third party investors.

Third Quarter Investment Activity

Consistent with its business plan to utilize its IPO proceeds to purchase high quality mortgage backed securities on a leveraged basis of a targeted eight to twelve times equity, the Company invested $1.2 billion in securities during the 2004 third quarter. These securities had a weighted average purchase price of 101.167. Approximately 85.5% of the securities purchased are backed by 3/1 hybrid adjustable rate mortgages with the remaining pool being backed by 5/1 hybrid adjustable rate mortgages. These securities have been financed in part with debt totaling $1.1 billion.

   The following table summarizes our residential mortgage-backed securities owned at September 30, 2004, classified by type of issuer and by ratings categories:

	Par Value		Carrying Value	Portfolio Mix	Yield
Agency securities	$704,914,545	4.221%	$716,512,954	61%	3.71%
AAA - rated	445,734,748	4.441%	451,149,901	39%	4.13%
Total	$1,150,649,293	4.306%	$1,167,662,855	100%	3.86%

   All of these securities were purchased using our IPO proceeds, on a leveraged basis, during the three months ended September 30, 2004.

Third Quarter Dividend

The Company declared a cash dividend of $0.16 per share on its common shares of beneficial interest for the quarter ended September 30, 2004. The dividend was paid on October 26, 2004, to shareholders of record as of October 6, 2004. The third quarter dividend represents the distribution of the estimated net taxable income of New York Mortgage Trust, exclusive of its taxable REIT subsidiary, The New York Mortgage Company, LLC (NYMC), for the third quarter of 2004.

Conference Call

Management will conduct a conference call and audio webcast at 10:00 am ET on November 10, 2004 to review the Company's quarterly results. The conference call dial-in number is 617-801-9714. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.nymtrust.com or at www.ccbn.com. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast.

About New York Mortgage Trust

New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. The mortgage portfolio is comprised largely of prime adjustable-rate and hybrid mortgage loans and securities, much of which, over time will be originated by NYMT's wholly owned mortgage origination business, The New York Mortgage Company, LLC (NYMC), a taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT's strategy.

For Further Information

AT THE COMPANY AT FINANCIAL RELATIONS BOARD

Michael I. Wirth, Chief Financial Officer Joe Calabrese (General) 212-445-8434

Phone: 212-634-2342 Julie Tu (Analysts) 212-445-8456

Email: mwirth@nymtrust.com

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	For the Nine Months Ended September 30, 2004	For the Three Months Ended September 30, 2004
REVENUE:
Gain on sales of mortgage loans	$14,933,433	$4,482,262
Interest income:
Loans held for sale	5,777,240	2,633,442
Investment securities and loans	7,659,748	7,656,699
Brokered loan fees	4,398,137	1,437,664
Miscellaneous income	95,597	49,620

Total revenue	32,864,155	16,259,687

EXPENSES:
Salaries, commissions and benefits	11,394,409	4,503,571
Interest expense:
Loans held for sale	3,042,637	1,227,997
Investment securities and loans	4,237,195	4,237,195
Brokered loan expenses	3,136,452	1,016,930
Occupancy and equipment	2,426,188	888,671
Marketing and promotion	1,973,922	677,531
Data processing and communications	1,136,470	515,234
Office supplies and expenses	1,017,243	370,003
Professional fees	1,087,735	433,981
Travel and entertainment	393,872	88,597
Depreciation and amortization	308,859	102,953
Other	520,668	(16,330)

Total expenses	30,675,650	14,046,333

NET INCOME FROM OPERATIONS	2,188,505	2,213,354
(Loss) gain on sale of securities	(49,845)	125,837

NET INCOME BEFORE INCOME TAX EXPENSE	2,138,660	2,339,191
Income tax (expense) benefit	(53,395)	112,678

NET INCOME	$2,085,265	$2,451,869

Basic income per share	$0.12	$0.14

Diluted income per share	$0.12	$0.14

Weighted average shares outstanding-basic	17,797,375	17,797,375

Weighted average shares outstanding- diluted1	17,800,024	17,800,547

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Cash and equivalents	$13,132,707	$4,357,069
Restricted cash	2,978,535	217,330
Marketable securities	-	3,278,753
Investment securities available for sale	1,167,662,855	-
Due from loan purchasers	50,901,558	58,862,433
Escrow deposits - pending loan closing	28,569,060	-
Accounts and accrued interest receivable	11,109,035	2,707,517
Mortgage loans held for sale	41,943,130	36,258,229
Mortgage loans held for investment	25,715,056	-
Prepaid and other assets	4,786,529	2,140,907
Derivative assets	1,457,805	227,513
Property and equipment, net	2,912,366	2,031,697

TOTAL ASSETS	$1,351,168,636	$110,081,448

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Financing arrangements, portfolio investments	$1,070,578,001	$-
Financing arrangements, loans held for sale	140,623,823	90,425,133
Due to loan purchasers	234,172	753,720
Accounts payable and accrued expenses	13,590,187	4,277,241
Subordinated notes due to members	-	14,706,902
Derivative liabilities	5,050,961	261,511
Other liabilities	270,532	130,566

Total liabilities	1,230,347,676	110,555,073

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS'/MEMBERS' EQUITY (DEFICIT):
Common stock, $0.01 par value, 400,000,000 shares authorized;
authorized 18,162,125 and 17,797,375 shares issued and outstanding, respectively, at September 30, 2004	180,621	-
Additional paid-in capital	120,330,800	-
Members' deficit	-	(1,338,625)
Accumulated earnings	786,394	-
Accumulated other comprehensive (loss) income	(476,855)	865,000
	120,396

Total stockholders'/members' equity (deficit)	120,820,960	(473,625)

TOTAL LIABILITIES AND STOCKHOLDERS'/MEMBERS' EQUITY	$1,351,168,636	$110,081,448